PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:Donald J. Landers
---------------------                          Chief Financial Officer
October 24, 2006                               (740) 373-3155

               PEOPLES BANCORP INC. REPORTS THIRD QUARTER RESULTS
   ---------------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today reported net income of $5.3 million and diluted earnings per share of $0.50 for the third quarter of 2006, which matched the amounts reported for the third quarter of 2005. For the third quarter of 2006, Peoples achieved a return on average equity of 11.05% and return on average assets of 1.13%, versus 11.61% and 1.14%, respectively, a year ago.
         "Our third quarter results were highlighted by higher non-interest income, strong loan growth, lower effective tax rate and a gain on the sale of a branch," commented Mark F. Bradley, President and Chief Executive Officer. "Third quarter results also reflect the interest rate challenges affecting the financial services industry due to intense competition for loans and deposits, coupled with higher loan loss provision associated with recent trends in loan quality."
         For the nine months ended September 30, 2006, Peoples' net income totaled $16.8 million, up 13% from $14.8 million through nine months of 2005, while diluted earnings per share were $1.57 and $1.40, respectively, a 12% increase. This improvement in net income and earnings per share from a year ago was the result of higher net interest income and non-interest revenues, coupled with lower non-interest expenses. Return on average equity and return on average assets improved to 11.97% and 1.20%, respectively, from 11.19% and 1.09%, respectively, for the same period a year ago.
         Bradley continued, "In the third quarter, we completed the previously announced sale of our South Shore, Kentucky banking office and its approximately $5 million in deposits and $645,000 in loans, resulting in a pre-tax gain of $232,000. We continue to serve customers in northern Kentucky through our remaining five Kentucky offices."
         Non-interest income totaled $7.3 million for the third quarter of 2006 versus $7.1 million a year ago, due to increased deposit account service charges and electronic banking revenues. On a year-to-date basis, non-interest income grew 7%, or $1.5 million, from a year ago, to $23.0 million, due to higher insurance revenues, deposit account service charges and electronic banking income. The improvements in non-interest income for the third quarter and first nine months of 2006 were partially offset by lower mortgage banking income and business owned life insurance, both of which have been negatively impacted by the current interest rate environment.
         Total non-interest expense increased by 2% in the third quarter of 2006 to $12.8 million compared to 2005's third quarter. Additional maintenance and utility costs, along with marketing costs associated with Peoples' deposit direct mail and gift program comprised the majority of the increase for the third quarter. Tempering this increase were lower salaries and benefit costs as a result of salaries included in direct loan origination costs. Through nine months of 2006, non-interest expense was down slightly compared to the same period in 2005, due primarily to declines in salaries and benefit costs and intangible amortization.
         "While still not at targeted levels, we believe the overall expense growth in the third quarter was reasonable," stated Bradley. "Our efforts to diversify revenues also have helped to mitigate the effect of interest rate challenges on earnings. We will continue to seek opportunities to improve operating efficiency and allocate resources to markets we believe have greater potential to increase long-term shareholder value."
         In the third quarter of 2006, net interest income was $12.9 million, down 2% from the $13.2 million generated in the third quarter of 2005. While a higher volume of earning assets generated additional interest income, competitive loan pricing, combined with maturing deposits and debt being replaced at higher, current market interest rates, caused Peoples' funding costs to rise faster than yields on earning assets. Peoples' net interest margin was 3.20% for the third quarter of 2006, compared to 3.32% a year ago and 3.29% for the prior quarter. Both net interest income and net interest margin for the third quarter of 2006 were also negatively impacted by Peoples placing $4.5 million of loans from a single commercial relationship on nonaccrual status, resulting in the reversal of $97,000 of interest income in the third quarter of 2006. On a year-to-date basis, net interest income totaled $39.8 million versus $38.8 million a year ago, while Peoples' net interest margin dropped one basis point to 3.29%.
         "Our third quarter net interest income and margin levels reflect the competitive interest rate environment in our markets and were in line with our expectations," said Don Landers, Chief Financial Officer. "We feel that the recent pauses by the Federal Reserve could ease some of the interest rate pressure and provide limited spread improvement in some segments of the yield curve. Still, improving net interest income and margin will depend in part on our ability to grow lower cost core deposits and reduce our reliance on wholesale funding, while continuing to fund higher yielding loans with cash flows from our investment portfolio."
         For the nine months ended September 30, 2006, Peoples' effective tax rate was 26.6% compared to 27.2% for the same period a year ago. The reduction in the effective tax rate produced an effective tax rate of 21.7% for the third quarter of 2006. The change in the estimated effective tax rate was attributable to additional alternative minimum tax credits expected to be realized in 2006. The effective tax rate of 26.6% for the first nine months of 2006 is management's current estimate of Peoples' effective rate for full year 2006.
         During the third quarter of 2006, portfolio loans grew $25.6 million, or 9% annualized, to $1.14 billion at September 30, 2006. Commercial real estate originations continue to represent the main driver of loan growth, while consumer loan balances, excluding overdrafts, grew for the sixth consecutive quarter, with indirect lending providing the majority of the $2.4 million of growth in the third quarter. Since year-end 2005, total portfolio loans have increased $68.0 million, from $1.07 billion.
         "Third quarter loan growth was the result of the successful efforts of our lenders to capitalize on lending opportunities in our more dynamic markets," said Bradley. "Additionally, loan payoffs have been below our expectations through the first nine months of 2006. However, during October, we have already experienced significant commercial loan payoffs that will challenge fourth quarter loan growth."
         At September 30, 2006, nonperforming loans totaled $14.2 million, or 1.25% of total loans, up from $10.4 million, or 0.93% at June 30, 2006 and $6.5 million, or 0.61% at year-end 2005. The third quarter increase in nonperforming loans was the result of the previously mentioned $4.5 million of commercial loans being placed on nonaccrual status, partially offset by reductions in other nonaccrual loans due to payments and charge-offs.
         At September 30, 2006, the allowance for loan losses was $16.1 million, or 113.5% of nonperforming loans, versus 148.0% and 225.2% of nonperforming loans at June 30, 2006 and December 31, 2005, respectively. In the third quarter of 2006, the provision for loan losses was $929,000 compared to $573,000 last quarter and $485,000 in the third quarter of 2005, with provisions relating to overdrafts accounting for $254,000, $250,000 and $175,000 for the same periods, respectively. The higher provision for loan losses for the third quarter of 2006 was based on management's in-depth quarterly analysis of the loan portfolio and loss trends and is directionally consistent with changes in Peoples' loan credit quality. Net charge-offs were $126,000 in the third quarter of 2006 compared to $505,000 for last year's third quarter and net recoveries of $86,000 in the second quarter of 2006.
          "The higher level of nonperforming loans since year end is attributed to two commercial loan relationships," added Bradley. "We have considered these relationships in our evaluation of the adequacy of the allowance for loan losses at quarter-end. We expect net charge-offs will be higher in the fourth quarter of 2006, which will reduce a portion of one of the groups of nonaccrual loans. The other group of loans totaling $3.6 million are well collateralized and we do not expect to incur any losses on that commercial loan relationship."
         Deposit balances were up 7% to $1.23 billion at September 30, 2006, compared to $1.15 billion at June 30, 2006. During the third quarter, Peoples increased brokered deposits by $68.6 million to reduce its reliance on Federal Home Loan Bank borrowings and diversify wholesale funding sources. Interest-bearing deposits, excluding brokered deposits, grew $10.3 million with most of the growth occurring in money market deposits. Non-interest-bearing deposits were $166.5 million at September 30, 2006, versus $169.9 million at June 30, 2006, attributable to a decline in commercial deposit balances that offset higher consumer balances from Peoples' deposit growth campaign initiated in late 2005. Since year-end 2005, total deposits, excluding brokered deposits, have increased $53.5 million due primarily to increases in certificates of deposits and money market accounts.
          "In the fourth quarter, we will continue to work through the interest rate challenges affecting our ability to grow earnings," said Bradley. "We believe our strategies will be successful in creating long-term value for our shareholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ Global Select Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
-----------------------------------
         Peoples will conduct a facilitated conference call to discuss third quarter of 2006 results of operations today at 11:00 a.m. eastern daylight time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Safe Harbor Statement:
---------------------
         This news release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this news release, the matters discussed in this news release, and other statements identified by words such as "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions may be less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes in the conditions and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"), including those risk factors included in the disclosure under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

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


PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)
                                                  -------------------------------------------------------------------------------
                                                                Three Months Ended                       Nine Months Ended
                                                  September 30,      June 30,     September 30,            September 30,
(in $000's, except per share data)                     2006            2006            2005             2006            2005
                                                  -----------------------------------------------   -----------------------------
PER SHARE DATA Net income per share:
   Basic                                          $         0.50   $       0.52    $        0.50    $       1.59     $      1.42
   Diluted                                        $         0.50   $       0.52    $        0.50    $       1.57     $      1.40
Cash dividends declared per share                 $         0.21   $       0.21    $        0.20    $       0.62     $      0.58
Book value per share                              $        18.46   $      17.60    $       17.17    $      18.46     $     17.17
Tangible book value per share (a)                 $        11.99   $      11.03    $       10.50    $      11.99     $     10.50
Closing stock price at end of period              $        29.23   $      29.84    $       27.63    $      29.23     $     27.63
Dividend payout as a percentage of net income             42.31%         40.44%           40.02%          39.38%          41.02%
Actual shares outstanding                             10,664,603     10,600,413       10,487,752      10,664,603      10,487,752
Weighted average shares outstanding:
   Basic                                              10,638,824     10,591,926       10,451,578      10,587,462      10,425,704
   Diluted                                            10,748,996     10,714,030       10,591,470      10,709,312      10,563,753
PERFORMANCE RATIOS (b)
Return on average equity                                  11.05%         11.88%           11.61%          11.97%          11.19%
Return on average assets                                   1.13%          1.18%            1.14%           1.20%           1.09%
Efficiency ratio (c)                                      59.04%         56.25%           57.37%          57.30%          59.72%
Net interest margin (fully-tax equivalent)                 3.20%          3.29%            3.32%           3.29%           3.30%
Net loan charge-offs (recoveries) as a
   percentage of average loans                             0.04%         (0.03%)           0.19%           0.04%           0.20%
                                                  ---------------  -------------  -----------------------------------------------

(a) Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

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

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

                                        PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -----------------------------   ----------------------------
                                                           Three Months Ended              Nine Months Ended
                                                             September 30,                   September 30,
(in $000's)                                                 2006           2005            2006           2005
                                                      -----------------------------   ----------------------------
Interest income                                        $     27,649   $     24,355     $    80,403    $    70,395
Interest expense                                             14,706         11,205          40,652         31,617
                                                      -------------- --------------   -------------  -------------
     Net interest income                                     12,943         13,150          39,751         38,778
Provision for loan losses                                       929            485           1,770          1,466
                                                      -------------- --------------   -------------  -------------
Net interest income after provision for loan losses          12,014         12,665          37,981         37,312
Net gain on securities transactions                               2              -               6            236
Net (loss) gain on asset disposals                               (6)            (9)             34            112
Gain on sale of banking office                                  232              -             232              -
Non-interest income:
    Service charges on deposits                               2,682          2,533           7,747          7,279
    Insurance and investment commissions                      2,177          2,266           8,028          7,186
    Fiduciary revenues                                          829            794           2,524          2,466
    Electronic banking revenues                                 792            706           2,288          2,087
    Business owned life insurance                               404            423           1,209          1,314
    Mortgage banking income                                     165            275             578            656
    Other                                                       273            130             627            468
                                                      -------------- --------------   -------------  -------------
        Total non-interest income                             7,322          7,127          23,001         21,456
Non-interest expense:
    Salaries and benefits                                     6,445          6,608          19,789         20,530
    Net occupancy and equipment                               1,377          1,215           3,829          3,842
    Professional fees                                           547            454           1,822          1,669
    Amortization of intangible assets                           556            661           1,705          2,023
    Data processing and software                                457            487           1,401          1,411
    Franchise taxes                                             445            425           1,336          1,254
    Marketing                                                   398            299           1,286          1,088
    Bankcard costs                                              333            284             940            871
    Other                                                     2,208          2,103           6,281          6,035
                                                      -------------- --------------   -------------  -------------
        Total non-interest expense                           12,766         12,536          38,389         38,723
                                                      -------------- --------------   -------------  -------------
Income before income taxes                                    6,798          7,247          22,865         20,393
Income tax expense                                            1,476          1,979           6,076          5,555
                                                      -------------- --------------   -------------  -------------
        Net income                                     $      5,322   $      5,268     $    16,789    $    14,838
                                                      ============== ==============   =============  =============
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

                                          PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                           ------------------------------------------------------------------------------
                                                         Three Months Ended                        Nine Months Ended
                                            September 30,     June 30,      September 30,            September 30,
(in $000's)                                     2006            2006            2005              2006          2005
                                           ------------------------------------------------    --------------------------
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses   $           254   $       250   $           175     $       560   $       387
Provision for other loan losses                        675           323               310           1,210         1,079
                                           ----------------  ------------  ----------------    ------------  ------------
     Total provision for loan losses       $           929   $       573   $           485     $     1,770   $     1,466

NET CHARGE-OFFS
Gross charge-offs                          $           628   $       521   $           918     $     1,802   $     3,090
Recoveries                                             502           607               413           1,446         1,572
                                           ----------------  ------------  ----------------    ------------  ------------
     Net charge-offs (recoveries)          $           126   $       (86)  $           505     $       356   $     1,518

Overdrafts                                 $           234   $       173   $           195     $       511   $       439
Consumer                                                77            42                60             106           166
Real estate                                            (29)         (202)               49            (141)          490
Commercial                                            (155)          (98)              203            (116)          447
Credit card                                                           (1)               (2)             (4)          (24)
                                                        (1)
                                           ----------------  ------------  ----------------    ------------  ------------
     Total net charge-offs (recoveries)    $           126   $       (86)  $           505     $       356   $     1,518
                                           ----------------  ------------  ----------------    ------------  ------------
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

                                           PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       September 30,          December 31,
                                                                                      2006                   2005
                                                                                ------------------     ------------------
ASSETS Cash and cash equivalents:
   Cash and due from banks                                                      $          32,477      $          35,564
   Interest-bearing deposits in other banks                                                 1,036                  1,084
   Federal funds sold                                                                       1,300                  3,000
                                                                                ------------------     ------------------
       Total cash and cash equivalents                                                     34,813                 39,648
Available-for-sale investment securities, at estimated fair value
    (amortized cost of $558,886 at September 30, 2006 and $591,022
   at December 31, 2005)                                                                  557,137                589,313
Loans, net of unearned interest                                                         1,139,852              1,071,876
Allowance for loan losses                                                                 (16,134)               (14,720)
                                                                                ------------------     ------------------
   Net loans                                                                            1,123,718              1,057,156
Loans held for sale                                                                           980                  1,103
Bank premises and equipment, net of accumulated depreciation                               22,848                 23,486
Business owned life insurance                                                              48,203                 46,993
Goodwill                                                                                   61,260                 59,767
Other intangible assets                                                                     7,793                  9,513
Other assets                                                                               29,782                 28,298
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,886,534      $       1,855,277
                                                                                ==================     ==================
LIABILITIES
Non-interest-bearing deposits                                                   $         166,505      $         162,729
Interest-bearing deposits                                                               1,061,099                926,557
                                                                                ------------------     ------------------
     Total deposits                                                                     1,227,604              1,089,286
Federal funds purchased, securities sold under repurchase agreements,
   and other short-term borrowings                                                        226,281                173,696
Long-term borrowings                                                                      188,107                362,466
Junior subordinated notes held by subsidiary trusts                                        29,391                 29,350
Accrued expenses and other liabilities                                                     18,270                 17,402
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,689,653              1,672,200

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,884,241 shares issued at September 30, 2006, and
   10,869,655 shares issued at December 31, 2005)                                         162,506                162,231
Retained earnings                                                                          40,918                 30,740
Accumulated comprehensive loss, net of deferred income taxes                               (1,141)                (1,116)
Treasury stock, at cost (219,638 shares at September 30, 2006,
   and 350,675 shares at December 31, 2005)                                                (5,402)                (8,778)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      196,881                183,077
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,886,534      $       1,855,277
                                                                                ==================     ==================
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


                                          PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                         ----------------  ----------------  ----------------  ----------------
(in $000's, end of period)                                September 30,       June 30,        December 31,      September 30,
                                                              2006              2006              2005              2005
                                                         ----------------  ----------------  ----------------  ----------------
LOAN PORTFOLIO
Commercial, mortgage                                     $       488,278    $      484,486   $       504,923   $       493,954
Commercial, other                                                194,227           187,296           136,331           135,568
Real estate, construction                                         81,572            66,627            50,745            45,299
Real estate, mortgage                                            299,444           305,199           316,081           322,975
Consumer                                                          76,331            70,605            63,796            62,760
                                                         ----------------  ----------------  ----------------  ----------------
     Total loans                                         $     1,139,852    $    1,114,213   $     1,071,876   $     1,060,556

DEPOSIT BALANCES
Interest-bearing deposits:
   Retail certificates of deposit                        $       498,564    $      499,448   $       465,148   $       446,308
   Interest-bearing transaction accounts                         180,124           177,905           178,030           195,503
   Money market deposit accounts                                 136,344           123,513           110,372           114,366
   Brokered certificates of deposits                             126,605            57,969            41,786            44,854
   Savings accounts                                              119,462           123,293           131,221           136,979
                                                         ----------------  ----------------  ----------------  ----------------
        Total interest-bearing deposits                        1,061,099           982,128           926,557           938,010
Non-interest-bearing deposits                                    166,505           169,903           162,729           158,892
                                                         ----------------  ----------------  ----------------  ----------------
Total deposits                                           $     1,227,604    $    1,152,031   $     1,089,286   $     1,096,902

ASSET QUALITY
Nonperforming assets:
   Loans 90 days or more past due                        $           177    $          808   $           251   $           137
                                                                                                                         55555
   Renegotiated loans                                                810                 -                 -                 -
   Nonaccrual loans                                               13,227             9,548             6,284             5,791
                                                         ----------------  ----------------  ----------------  ----------------
        Total nonperforming loans                                 14,214            10,356             6,535             5,928
   Other real estate owned                                            34               130               308             2,259
                                                         ----------------  ----------------  ----------------  ----------------
        Total nonperforming assets                       $        14,248    $       10,486   $         6,843   $         8,187
Allowance for loan losses as a percent of
    nonperforming loans                                           113.5%            148.0%            225.2%            248.1%
Nonperforming loans as a percent of total loans                    1.25%             0.93%             0.61%             0.56%
Nonperforming assets as a percent of total assets                  0.76%             0.56%             0.37%             0.44%
Nonperforming assets as a percent of total loans and
    other real estate owned                                        1.25%             0.94%             0.64%             0.77%
Allowance for loan losses as a percent of total loans              1.42%             1.38%             1.37%             1.39%

REGULATORY CAPITAL (a)
Tier 1 risk-based capital                                         12.00%            11.95%            11.60%            11.34%
Total risk-based capital ratio (Tier 1 and Tier 2)                13.33%            13.26%            12.91%            12.65%
Leverage ratio                                                     8.78%             8.46%             8.10%             7.92%
Tier 1 capital                                           $       159,077    $      153,806   $       144,994   $       140,295
Total capital (Tier 1 and Tier 2)                        $       176,724    $      170,650   $       161,226   $       156,612
Total risk-weighted assets                               $     1,325,303    $    1,286,754   $     1,249,378   $     1,237,658
                                                         ----------------  ----------------  ----------------  ----------------

(a) September 30, 2006, data based on preliminary analysis and is subject to revision.



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

                                             PEOPLES BANCORP INC. SUPPLEMENTAL INFORMATION

                                                         ----------------  ----------------  ----------------  ----------------
(in $000's, except per share data)                        September 30,       June 30,        December 31,      September 30,
                                                              2006              2006              2005              2005
                                                         ----------------  ----------------  ----------------  ----------------
Trust assets under management                            $       724,925    $      711,135   $       658,708   $       655,991
Mortgage loans serviced for others                       $       157,944    $      154,447   $       144,339   $       140,639
Employees (full-time equivalent)                                     552               537               531               537
Announced treasury share plans: (a)
    Total shares authorized for plan                             425,000           425,000           525,000           525,000
    Shares purchased                                                   -            14,000                 -                 -
    Average price                                        $             -    $        28.00   $             -   $             -
                                                         ----------------  ----------------  ----------------  ----------------


(a) 2006 data reflects the 2006 Stock Repurchase Program authorizing the repurchase of up to 425,000 common shares. 2005 data reflects the 2005 Stock Repurchase Program authorizing the repurchase of up to 525,000 common shares. The number of common shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.




                            PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

                                      ----------------------------------------------------------------------------------------------
                                                                              Three Months Ended
                                      ----------------------------------------------------------------------------------------------
                                            September 30, 2006                  June 30, 2006                  September 30, 2005
                                      --------------------------------  -------------------------------  ---------------------------
(in $000's)                             Balance     Income/   Yield/       Balance   Income/  Yield/       Balance  Income/   Yield/
                                                    Expense    Cost                  Expense   Cost                 Expense    Cost
                                      --------------------------------  -------------------------------  ---------------------------
Short-term investments                $    4,291   $     53  4.96 %    $     3,747  $     38  4.06 %    $     2,741  $    21  2.91 %
Investment securities (a)                562,382      7,151  5.09          581,924     7,381  5.07          606,497    7,121  4.70
Gross loans (a)                        1,123,290     20,858  7.38        1,104,839    20,012  7.26        1,044,668   17,635  6.75
Allowance for loan losses                (15,507)                          (15,008)                         (14,717)
                                     --------------------------------  -------------------------------  ----------------------------
Total earning assets                   1,674,456     28,062  6.67 %      1,675,502    27,431  6.56 %      1,639,189   24,777  6.02 %
Intangible assets                         69,332                            68,557                           70,215
Other assets                             129,434                           132,094                          131,792
                                     ------------                      ------------                     ------------
  Total assets                         1,873,222                         1,876,153                        1,841,196
Interest-bearing deposits:
  Savings                                120,595        201  0.66 %        125,597       203  0.65 %        140,133      235  0.67 %
  Interest-bearing demand deposits       311,405      2,150  2.74          290,323     1,755  2.42          308,782    1,472  1.89
  Time deposits                          596,006      6,444  4.29          556,319     5,476  3.95          490,213    4,063  3.29
                                      --------------------------------  -------------------------------  ---------------------------
    Total interest-bearing deposits    1,028,006      8,795  3.39          972,239     7,434  3.07          939,128    5,770  2.44
Short-term borrowings                    236,967      3,120  5.27          227,983     2,756  4.84          148,142    1,301  3.48
Long-term borrowings                     234,078      2,791  4.77          305,717     3,510  4.59          398,622    4,134  4.15
                                      --------------------------------  -------------------------------  ---------------------------
  Total borrowed funds                   471,045      5,911  4.92          533,700     6,266  4.66          546,764    5,435  3.91
                                      --------------------------------  -------------------------------  ---------------------------
    Total interest-bearing             1,499,051     14,706  3.88 %      1,505,939    13,700  3.64 %      1,485,892   11,205  2.98 %
    liabilities
Non-interest-bearing deposits            167,103                           167,918                          158,028
Other liabilities                         16,071                            15,411                           17,317
                                      ------------                      ------------                     ------------
  Total liabilities                    1,682,225                         1,689,268                        1,661,237
Stockholders' equity                     190,997                           186,885                          179,959
                                      ------------                      ------------                     ------------
  Total liabilities and equity        $1,873,222                       $ 1,876,153                      $ 1,841,196

Net interest income/spread (a)                    $  13,356  2.79 %                $  13,731  2.92 %                 $13,572  3.04 %
Net interest margin (a)                                      3.20 %                           3.29 %                          3.32 %
                                      ----------------------------------------------------------------------------------------------

(a) Information presented on a fully tax-equivalent basis.




                                            -----------------------------------------------------------------
                                                                   Nine Months Ended
                                            -----------------------------------------------------------------
                                                  September 30, 2006                September 30, 2005
                                            --------------------------------  -------------------------------
(in $000's)                                   Balance   Income/    Yield/       Balance    Income/   Yield/
                                                        Expense      Cost                  Expense    Cost
                                            -----------------------------------------------------------------
Short-term investments                      $     4,005  $     132  4.38 %    $      2,785  $    51   2.42 %
Investment securities (a)                       577,198     21,672  5.01           601,222   20,893   4.63
Gross loans (a)                               1,100,416     59,868  7.27         1,031,172   50,668   6.55
Allowance for loan losses                       (15,119)                           (15,004)
                                            --------------------------------  -------------------------------
Total earning assets                          1,666,500     81,672  6.54 %       1,620,175   71,612   5.90 %
Intangible assets                                68,957                             70,298
Other assets                                    130,292                            129,933
                                            ------------                      -------------
  Total assets                                1,865,749                          1,820,406
Interest-bearing deposits:
  Savings                                       124,571        602  0.65 %         147,535      790   0.72 %
  Interest-bearing demand deposits              297,060      5,502  2.48           296,942    3,844   1.73
  Time deposits                                 563,962     16,768  3.98           494,010   11,830   3.20
                                            --------------------------------  -------------------------------
    Total interest-bearing deposits             985,593     22,872  3.10           938,487   16,464   2.35
Short-term borrowings                           210,357      7,643  4.84           114,030    2,573   3.02
Long-term borrowings                            299,926     10,137  4.51           416,416   12,580   4.04
                                            --------------------------------  -------------------------------
  Total borrowed funds                          510,283     17,780  4.61           530,446   15,153   3.79
                                            --------------------------------  -------------------------------
    Total interest-bearing liabilities        1,495,876     40,652  3.62 %       1,468,933   31,617   2.87 %
Non-interest-bearing deposits                   166,590                            157,473
Other liabilities                                15,731                             16,667
                                            ------------                      -------------
  Total liabilities                           1,678,197                          1,643,072
Stockholders' equity                            187,552                            177,334
                                            ------------                      -------------
  Total liabilities and equity              $ 1,865,749                       $  1,820,406

Net interest income/spread (a)                           $  41,020  2.92 %                   39,995   3.03 %
Net interest margin (a)                                             3.29 %                            3.30 %
                                            -----------------------------------------------------------------

(a)  Information presented on a fully tax-equivalent basis.


                                                            END OF RELEASE